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                                                                      EXHIBIT 23

Exhibit 23.  Consents of Experts and Counsel
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                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Dravo Corporation:

We consent to incorporation by reference in the registration statements No. 33-23632 on Form S-8, No. 33-17356 on Form S-3, No. 2-84462 on Form S-8, Amendment No. 1 to No. 2-87555 on Form S-8/S-3, No. 2-64137 on Form S-8, and No. 2-71993
on Form S-16 amended by Form S-3 of Dravo Corporation, of our report dated February 16, 1994 relating to the consolidated balance sheets of Dravo Corporation and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of operations, retained earnings, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993 which report appears in, or is incorporated by reference in, the December 31, 1993 annual report on Form 10-K of Dravo Corporation. Our reports refers to the adoption of the methods of accounting for postretirement benefits other than pensions and for income taxes prescribed by Statements of Financial Accounting Standards Nos. 106 and 109, respectively.

Our report dated February 16, 1994 contains an explanatory paragraph that states that certain lawsuits, claims and assertions have been brought against the company for environmental costs and contract and claim disputes, the outcome of which presently cannot be determined.



                                       KPMG PEAT MARWICK



New Orleans, Louisiana
March 29, 1994

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